Exhibit 99.3

Vringo, Inc.

Nominating and Corporate Governance Committee Charter

The following Nominating and Corporate Governance Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Vringo Inc., a Delaware corporation (the “Company”):

1.	Members. The Board shall appoint the members of the Nominating and Corporate Governance Committee (the “Committee”). The Committee shall be comprised of at least two independent directors of the Board who shall also satisfy such other criteria imposed on members of the Committee pursuant to the federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market (or any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading) (“NASDAQ”). The term “independent director” means a director who meets the definition of “independence” under the rules and regulations of the SEC and NASDAQ. The Committee and its members shall be subject to the provisions of the Company’s Bylaws relating to members and filling vacancies. Unless the Board elects a Chairman of the Committee, the Committee shall elect a Chairman by majority vote.

2.	Purpose. The purpose of the Committee is to assist the Board in: (i) identifying, screening and recommending qualified candidates to serve as directors of the Company and (ii) maintaining oversight of the Board’s and the Company’s governance functions and effectiveness.

3.	Duties and Responsibilities. On behalf of the Board, the Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the SEC, the listing standards of NASDAQ or any other applicable laws or regulations:

A.	Nomination Matters

(a)	Recommend to the Board candidates for election or reelection to the Board at each annual meeting of stockholders of the Company or any other meeting of Company stockholders where the election of directors is to be considered. Nominees for director shall be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, willingness to devote adequate time to Board duties and such other specific criteria as may be established by the Committee from time to time.

(b)	Recommend to the Board candidates for election by the Board to fill vacancies occurring on the Board. Candidates for Board nomination shall submit credentials and listing of affiliations to assure that they meet the requirements of the selection criteria established by the Committee from time to time. Such credentials and affiliations shall be reviewed by the Committee and the Board as a part of the nomination process.

(c)	Consider stockholders’ nominees in accordance with applicable rules and regulations and develop procedures regarding the nomination process as required by the federal securities laws and the rules and regulations of the SEC and NASDAQ.

(d)	Make recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board.

(e)	Aid in attracting qualified candidates to serve on the Board and interview and otherwise assist in the screening of such candidates.

(f)	Evaluate and make recommendations to the Board concerning the structure, composition and functioning of the Board and all Board committees. In addition, evaluate Board effectiveness, the mix of director experience, personalities and other characteristics needed to balance the Board.

B.	Corporate Governance Matters

(a)	Develop and recommend to the Board from time to time corporate governance guidelines applicable to the Company. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of such guidelines and recommend and propose changes to the Board for approval.

(b)	Review any issues relating to conflicts of interests and (in conjunction with the Audit Committee of the Board as necessary or appropriate) all related party transactions in accordance with SEC and NASDAQ requirements and general best corporate practices, and report the same to the Board.

(c)	Review Board make-up from time to time as appropriate.

(1)	For so long as the Company’s securities are listed on NASDAQ or any other national exchange or for as long as the Company is otherwise required to do so, the Board shall have a majority of independent directors, pursuant to the rules and regulations of the NASDAQ or such other national exchange, as applicable.

(2)	Independent directors should not, if at all possible, and all director candidates should have no, material financial, economic or other ties to any member of Company management or the Board or be a member of a board of, or otherwise be associated with, an entity whose interests conflict with the interests of the Company or an entity which is a related party (a “Conflicting Board”).

(3)	Board members should have appropriate and complimentary skill sets to provide needed guidance to company operations and planning.

(4)	The Committee shall review and evaluate the performance of incumbent directors whose term of office is scheduled to expire at the next annual meeting of shareholders in order to:

(i)	Solicit input from such incumbent director with respect to his or her desire and availability to continue his or her service as a director.

(ii)	Evaluate the participation, attendance and contribution of such incumbent director in Board and committee meetings.

(iii)	Review the characteristics and qualifications of such incumbent director to continue his or her service as a director in light of (A) such director’s personal circumstances including their involvement of such director in his or her primary business activity and/or his or her community, (B) the capacity, health and availability of such director, (C) the developing needs of the Company, and (iv) the characteristics recommended to be sought in candidates for directors of the Company.

(5)	Election/Re-election of Board Members

(i)	Chairman

(A)	The Chairman of the Board shall be elected yearly by the members of the Board by a secret ballot or as otherwise determined.

(B)	Incumbent Chairman of the Board shall be asked by the Chairman of the Committee if he/she wishes to stand for re-election. If yes, he/she leaves the room for the vote.

(ii)	Board members

(A)	Board members shall be elected by the plurality of stockholders.

(B)	Annually, the Chairman of the Committee shall ask current Board members if they wish to stand for re-election prior to the presentation of the slate to the Company stockholders.

(d)	Review and recommend changes to Board meeting procedures.

(e)	Monitor any requests made by the directors to engage outside advisors with respect to corporate governance issues, at the Company’s expense.

(f)	Review and recommend retirement policies for Company directors as may be adopted from time to time.

(g)	Review any outside directorships in other public companies held by senior company officials.

(1)	Assure that there is no real or potential conflict of interest.

(2)	Senior officials should not have too many memberships on other boards or on Conflicting Boards, so as to be a distraction from the function of the Company’s Board.

(h)	Periodically receive and consider recommendations from the Company’s Chief Executive Officer (CEO) regarding succession at the CEO and other senior officer levels.

(i)	Monitor performance of CEO.

(1)	The Committee shall (in conjunction with the Compensation Committee of the Board as necessary or appropriate) initiate an annual review and evaluation of the performance of the CEO. The Committee will meet at least once each year with the CEO to discuss, among other issues deemed pertinent by the Committee:

(i)	The mission, vision, direction and objectives of the CEO, with the emphasis being on long-term rather than short-term goals.

(ii)	The leadership of the CEO, including his or her ability to build or impact corporate culture, his or her team-building skills, and his or her ability to build morale and generate a positive dynamic direction for the Company.

(iii)	Organizational matters, including developments, changes and concepts.

(iv)	Management succession planning and leadership development.

(2)	The Committee shall present the results of the review and evaluation to the full Board.

(j)	Make reports and recommendations to the Board within the scope of its functions.

(k)	Review this Committee Charter from time to time and recommend any changes thereto to the Board.

4.	Meetings. The Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and as such times and places as the Committee determines. Face to face meetings shall be encouraged at least once each year. The majority of the members of the Committee shall constitute a quorum and shall be empowered to act on behalf of the Committee. Minutes shall be kept of each meeting of the Committee. The Chairman of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

5.	Outside Advisors. The Committee shall have the authority to retain such outside legal or other consultants or advisors as it determines appropriate to assist it in the performance of its functions, or to advise or inform the Committee. The Committee may also meet with investment bankers and financial analysts. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Company. The Company shall provide for payment of compensation to any advisors retained by the Committee.

6.	Investigations. The Committee shall have the authority to conduct or authorize investigations into any matter within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

7.	Amendment. Any amendment or other modification of this Charter shall be made and approved by the Board of the Company.

8.	Disclosure of Charter. This Charter, as amended from time to time, shall be made available to the public on the Company’s website.

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